Exhibit 3.1

EXHIBIT A

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE.

THIS NOTE HAS BEEN ISSUED WITH 20% ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), VINCENT BROWNE, A REPRESENTATIVE OF THE COMPANY HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). VINCENT BROWNE MAY BE REACHED AT TELEPHONE NUMBER (803) 372-7497.

THE HOLDER (AS DEFINED BELOW) ACKNOWLEDGES AND AGREES THAT IT HAS REVIEWED THE PARENT COMPANY’S (OTC: ALCE) PUBLICLY AVAILABLE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE HOLDER (AS DEFINED BELOW) FURTHER ACKNOWLEDGES THAT IT IS A SOPHISTICATED INVESTOR CAPABLE OF EVALUATING THE RISKS ASSOCIATED WITH THIS NOTE AND THE COMPANY, AND HAS RELIED SOLELY ON ITS OWN DUE DILIGENCE AND PROFESSIONAL ADVISORS IN MAKING ITS DECISION TO PURCHASE THIS NOTE.

ALT ALLIANCE LLC

SECURED PROMISSORY NOTE

Issue Date: March __, 2026	Principal Amount: $

Purchase Price Amount: $

THIS SECURED PROMISSORY NOTE is one of a series of duly authorized and validly issued Notes of Alt Alliance LLC, a Delaware limited liability corporation (the “Company”), (this “Note” and, collectively with the other notes of such series, the “Notes”). Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement.

FOR VALUE RECEIVED, the Company, promises to pay to the order of [*] (the "Payee" or “Holder”), at the office of the Payee or at such other place as Payee may designate in writing, the principal sum of [*] ($) (the "Principal Amount") on the terms set forth below. All payments hereunder shall be made in US Dollar currency and without setoff, deduction or counterclaim.

1. Definitions.

The following terms shall have the meanings herein specified:

"ALT Shares” means the common shares of Alt Alliance LLC

“ALCE” means Alternus Clean Energy, Inc., a Delaware company, with its common stock currently listed on the OTC Markets.

"Holder" means the Payee, and each endorsee, pledgee, assignee, owner and holder of this Note, as such; and any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Note, whether altering any provision hereof or otherwise, shall bind all subsequent Holders. Notwithstanding the foregoing, the Company may treat the registered holder of this Note as the Holder for all purposes.

"Person" means an individual, trust, partnership, firm, association, corporation or other organization or a government or governmental authority.

Words of one gender include the other gender; the singular includes the plural; and the plural includes the singular, unless the context otherwise requires.

2. Payment of this Note

ORIGINAL ISSUE DISCOUNT; PAYMENTS OF PRINCIPAL; PREPAYMENT. The Company acknowledges and agrees that this Note was issued at an original issue discount of 20% (the “OID”). On the Maturity Date the Company shall pay to the Holder an amount in cash representing all outstanding Principal and any accrued and unpaid Interest. The “Maturity Date” shall be the earlier of i) six months from the Issue Date, or ii) the date on which the sum of the net proceeds of a capital raise by ALCE subsequent to the Issue Date equals or exceeds $5,000,000 (the “PIPE”). All amounts due under the Note will be repaid on a pro rata basis (taking into account all of the Notes issued) from an escrow account designated for the closing flow of funds from the PIPE. All amounts due under the Note will be repaid on the following basis from the closing flow of funds from the PIPE:

(a)	Purchase Price Amount ($) on release of first tranche from the PIPE;
(b)	OID ($) on release of second tranche from the PIPE.

3. Security. This Note and the obligations of the Company hereunder shall at all times be secured by a pledge over the participation (membership interests) of the Company on a pro rata basis (taking into account all of the Notes issued) and up to a maximum amount equal to the total amount owned under the Notes in accordance with the Pledge Agreement, attached hereto as Exhibit B (the “Pledge”).

Upon breach of one of more covenants and obligations set out in this Agreement (not limited to the representation and warranties section) the Holder, is entitled, subject to a written notice to the Company, to enforce the Pledge.

All security (the Pledge) shall be terminated and released by the Holder immediately after this Note is fully repaid.

4. Representations and Warranties

The Company hereby represents and warrants to the Holder, while this Note is outstanding, that:

(a)	it is duly incorporated and validly existing under the laws of Delaware;

(b)

all necessary actions have been taken and conditions satisfied in order to enable it to enter into, perform and comply with its obligations pursuant to this Instrument and those obligations are valid, binding and enforceable upon it;

(c)	its entry into and performance of or compliance with its obligations pursuant to this Instrument does not violate or exceed any power granted under its Operating Agreement;

(d)	Save as otherwise agreed in this Note and as otherwise provided and disclosed to the Holder, the Company’s shares are and shall remain free of any surety or encumbrances.

(e)	Neither the Company nor its subsidiaries shall dissolve, liquidate or wind up its affairs or sell substantially all of its assets.

(f)	ALCE has the full right and authority to grant the Pledge at any time.

(g)

It has, and that all relevant bodies have, all the authority to constitute the Pledge, the call and step in rights as described hereunder and that all relevant companies have a valid corporate benefit and interest and guarantees, the existence of a corporate benefit and interest in doing so, and that such obligations and all other obligations undertaken herein to the benefit of the Holder are valid and enforceable.

(h)

Each holder of the Company’s Notes issued and outstanding at any point in time shall rank pari passu, equally and rateably, without discrimination or preference among themselves and as secured obligations of the Company, pursuant to the Pledge.

5. Events of Default.

Events

The existence of any of the following conditions shall constitute an Event of Default:

(a)         Nonpayment of the Note at the Maturity Date.

(b)         Commencement of proceedings under any bankruptcy or insolvency law or other law for the reorganization, arrangement, composition or similar relief or aid of debtors or creditors if such proceeding remains undismissed and unstayed for a period of sixty (60) days following notice to the Company by the Holder.

(c)         If the Company or ALCE shall dissolve, liquidate or wind up its affairs or sell substantially all of its assets.

(d)         Any breach of the representations, warranties and undertakings given herein by the Company (not to be limited to the representation and warranties section), if such breach remains uncured for a period of sixty (60) business days.

Call

Upon the occurrence of an Event of Default under this Section, the Holder, by way of written notice, shall have the right, at the election of the Holder, and the Company shall procure (including by initiating immediately from the date hereof any corporate action necessary to prepare all required documentation in a form reasonably acceptable to Holder) that this right if exercised is enforced, to convert all of the outstanding and unpaid portion of this Note, including the Principal Amount into a maximum total of 100% (for all Notes, on a pro rata basis) of the fully paid and non-assessable shares of the Company (the “Ownership Conversion Date”) by providing written notice to the Company.

6. Reorganization, Reclassification, Consolidation, Merger or Sale. If any reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected, appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof shall thereafter be applicable to the surviving corporation. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the surviving corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive.

If the shares of the Company are subdivided or combined into a greater or smaller number of shares, or if a dividend is paid in shares of the Company, the shares of the Company shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of the Company outstanding immediately after such event bears to the total number of shares of the Company outstanding immediately prior to such event.

7. Transfer. Transfer of this Note shall be subject to prior delivery by the proposed transferee to the Company of an opinion of counsel that such transfer is in compliance with all U.S. federal and all other applicable laws. In order to transfer this Note, the Holder, or its duly authorized attorney, shall surrender this Note at the office of the Company pursuant to Section 14 herein, accompanied by an assignment duly executed by the Holder hereof.

8. Loss or Mutilation of Note. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with an indemnity reasonably satisfactory to the Company, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, the Company shall execute and deliver to the Holder a new Note of like tenor and denomination as this Note.

9. Holder not Shareholder. This Note does not confer upon the Holder any right to vote or to consent or to receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder.

10. Waivers. The failure of Holder to enforce at any time any of the provisions of this Note shall not, absent an express written waiver signed by Holder specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of Holder thereafter to enforce each and every such provision. No waiver of any breach of this Note shall be held to be a waiver of any other or subsequent breach. The Company waives presentment, demand, notice of dishonor, protest and notice of nonpayment and protest.

11. Taxes. The Company agrees that it will pay, when due and payable, any and all stamp, original issue or similar taxes which may be payable in respect of the issue of this Note. The Company shall not be required to pay any stamp, original issue or similar tax which may be payable in respect of any transfer involved in the transfer and delivery of this Note to a person other than of the Payee.

12. Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile or electronic transmission (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Payee to:

Address:

Email:

if to the Company to:

Vincent Browne, Director

Address: 17 State Street, Suite 4000, New York, NY 10004

Email: vb@alternusenergy.com

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by email, provided that any such email is received during regular business hours at the recipient's location) or on the day shown on the return receipt (if delivered by mail or delivery service).

13. Headings. The titles and headings to the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note. This Note shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Note to be drafted.

14. Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New York and the parties agree that the New York courts are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement or its subject matter or formation and accordingly that any suit, action or proceedings so arising may be brought in such courts, and each of the Borrower, and the Lender hereby irrevocably submits to the exclusive jurisdiction of the courts of New York. The Company and the Lender shall co-operate in good faith and exercise all reasonable efforts to implement and effect the terms of this Note. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity the Agreement itself but the Parties shall amend the agreement to the extent necessary to make it enforceable while preserving the economic balance existing prior to the relevant provision having been held invalid, illegal or unenforceable.

15. Survival Of Representations And Warranties; Attorneys Fee. This Note shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. If this Note is not paid when due or if the Company breaches any provisions of this Note, in addition to all other amounts due herein, the Company promises to pay all costs of collection and all reasonable attorney fees and court costs incurred by Holder.

16. Assignment. This Note may not be assigned by either party hereto without the prior written consent of the other (except that the Company may without the prior written consent of the Holder assign this Note in the event of a merger, acquisition, reorganization or the sale of all or substantially all of its assets to another corporation to the surviving entity of such merger, acquisition, reorganization or sale).

******** Signature Page Follows *********

IN WITNESS WHEREOF, Alt Alliance LLC has caused this Secured Promissory Note to be signed in its name by the signature of its duly authorized representative.

alt alliance llc

By:
Name: Vincent Browne
Title: Chief Executive Officer and Director